Exhibit 23.2
















INDEPENDENT AUDITORS' CONSENT


     We consent to the incorporation by reference in this Registration Statement of ConAgra, Inc. on Form S-3 of our reports dated July 11, 1997 (which express an unqualified opinion and include an explanatory paragraph relating to the adoption of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of), appearing in and incorporated by reference in the Annual Report on Form 10-K of ConAgra, Inc. for the year ended May 25, 1997 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



   /s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP


Omaha, Nebraska
February 24, 1998